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                                                                 Exhibit (n) (i)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-40161/ 811-06025 of Metropolitan Life Separate Account UL on Form N-6 of our report dated March 26, 2003, relating to Metropolitan Life Separate Account UL appearing in the Prospectus, which is a part of such Registration Statement, and our report dated February 19, 2003, relating to Metropolitan Life Insurance Company, appearing in the Statement of Additional Information, which is also part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus and Statement of Additional Information which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York
April 24, 2003